NEWS RELEASE


         Contact: R. Christopher Minor
                   Sr. Vice President and CFO
                   CareAdvantage, Inc.
                   (732) 602-7017
                                                          FOR IMMEDIATE RELEASE



CAREADVANTAGE ANNOUNCES AGREEMENT FOR DEBT CONVERSION

Iselin, New Jersey, December 5, 2000 -- CareAdvantage, Inc. (OTC: CADV) (the "Company) today announced that it entered into a Debt Satisfaction Agreement to convert approximately $1.58 million in indebtedness owed to Horizon Blue Cross and Blue Shield of New Jersey ("BCBS") and Horizon Healthcare of New Jersey, Inc. into the Company's common stock ("Healthcare"). BCBS is one of the Company's major stockholders owning approximately 45% of its currently outstanding common stock.

Under the Debt Satisfaction Agreement, the Company will issue shares of common stock equal to the amount of the indebtedness owed by the Company to BCBS and Healthcare divided by the greater of (i) the average mean between the closing bid and asked prices per share of the Company's common stock on the over-the-counter bulletin board market for the twenty (20) trading days ending 5 business days before closing, or (ii) twelve ($.12) cents. The Company will also issue to BCBS and Healthcare an additional number of shares of common stock equal to twenty (20%) percent of the foregoing amount.

Closing is subject to several contingencies including the consent by CW Ventures II, L.P., another major stockholder of the Company, which holds approximately 45% of its outstanding common stock. This consent has already been obtained. Also, because BCBS desires to hold the stock to be distributed to Healthcare, closing is subject to approval by the boards of directors of Healthcare (a second-tier subsidiary of BCBS) and Healthcare's parent corporation, as well as on approvals from the New Jersey Department of Banking and Insurance and the New Jersey Department of Health and Senior Services. Unless the parties otherwise agree, in the event that the closing has not occurred by March 31, 2001, the agreement will be null and void.

In connection with the transaction, the Company will amend its Certificate of Incorporation to increase the number of shares of common stock that it is authorized to issue from 103.6 million shares to 200 million shares.

At the same time that it authorized the Company's entering into the Satisfaction of Indebtedness Agreement, the Company's Board of Directors amended the Company's Stock Option Plan to increase the number of shares authorized under the Company's Stock Option Plan from 18,648,000 shares to 22,648,000 shares, and beginning January 1, 2002, to increase the number of shares authorized under the plan by three (3%) percent annually.

The Company's two major stockholders, BCBS and CW Ventures II, L.P., owning more than 90% of the Company's common stock, approved the amendment to the Certificate of Incorporation and the amendments to the Stock Option Plan. The Company will be providing an Information Statement describing the action taken by these stockholders to the Company's stockholders of record as of December 11, 2000.

                              (continued on page 2)





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Press Release
CareAdvantage, Inc.
December 5, 2000


Certain  statements  in  this  News  Release  may  constitute   "forward-looking
statements" under the Private Securities Litigation Reform Act of 1995, including those concerning management's plans, intentions and expectations with respect to future financial performance and future events, particularly relating to revenues from performance-based services and re-negotiation of existing and new contracts with customers. Such statements involve known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, and which could cause actual results and outcomes to differ materially from those expressed herein. Although the Company believes that its plans, intentions and expectations reflected in such forward looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Certain risk factors exist, such as the ability to generate new business, the Company's ability to manage its costs under its contracts, and the Company's inability to prevent its customers from terminating existing contracts by invoking standard termination clauses, as well as other inherent contractual risks, which are beyond the control of the Company, could have a material adverse impact on the Company or prevent the Company from achieving the growth or obtaining the results discussed. For a more complete discussion of these and other risk factors, please see "Cautionary Statements" in Item 6 of the Company's Form 10K-SB for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission on March 30, 2000.

CareAdvantage, Inc. as a care management resource company, provides a full spectrum of products and services inclusive of consulting, outsourcing, training and information management options, that complement the managed care and insurance industry care management continuum.